Exhibit 99.5

DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

$15,000,000

among

ALTERRA HEALTHCARE CORPORATION
as Borrower,

THE PERSONS IDENTIFIED HEREIN AS "LENDERS",
as Lenders,

and

HOLIDAY RETIREMENT CONSULTING SERVICES LLC,
as Agent.

Dated as of January 22, 2003

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ANNEXES
Annex I	List of Lenders and Commitment Amounts
SCHEDULES
Schedule 5	Representation and Warranty Information
	Part 5.7	Collateral Matters
	Part 5.9	Address of Principal Place of Business
	Part 5.10	Judgments and Pending Litigation
	Part 5.11	Certain Defaults
	Part 5.12	Collective Bargaining Agreements and Certain Employment Areements
	Part 5.13	Exceptions to Compliance with Law
	Part 5.14	List of Employee Benefit Plans
	Part 5.15	Exceptions to Compliance with Environmental Laws
	Part 5.17(c)	Tax Matters
	Part 5.17(d)	Tax Sharing Arrangements
	Part 5.19	Certain Changes
Schedule 7.1		Pre-Petition Indebtedness
Schedule 7.2		Pre-Petition Liens
Schedule 7.3		Asset Dispositions Consented To By The Lenders
Schedule 8.1		Specified Defaults
Schedule 10.1		Collateral

EXHIBITS
Exhibit A		Form of Note
Exhibit B		Form of Notice of Borrowing
Exhibit C		Form of Assignment and Assumption Agreement
Exhibit D		Form of Interim Financing Order
Exhibit E		Form of Operating Budget

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THIS DEBTOR-IN-POSSESSION CREDIT AGREEMENT is entered into as of January 22, 2003, among ALTERRA HEALTHCARE CORPORATION, a Delaware corporation (the "Borrower"), each Person identified on the signature pages hereto (together with its successors and assigns, a "Lender" and collectively, the "Lenders"), and HOLIDAY RETIREMENT CONSULTING SERVICES LLC, acting as agent for the Lenders (the "Agent").

W I T N E S S E T H:

      WHEREAS, on January 22, 2003 (the "Petition Date") the Borrower filed a voluntary petition for relief under the Bankruptcy Code with the Bankruptcy Court and is continuing in possession of its assets and in management of its business pursuant to sections 1107 and 1108 of the Bankruptcy Code; and

     WHEREAS, the Borrower has requested that the Lenders make funds available for the purposes set forth in this Agreement, and the Lenders are willing to do so pursuant to section 364(c) of the Bankruptcy Code, subject to the terms and conditions of the Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto hereby agree as follows:

DEFINITIONS

      SECTION 1.1      General Definitions. The following terms (whether or not underscored), when used in this Agreement, including the preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

      "Accommodation Obligation" means any direct, indirect, contingent or non-contingent guarantee or obligation for the indebtedness of another, except endorsements in the ordinary of business.

      "Affiliate" of a Person means another Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a business.

      "Agency Fees" means the fees referred to in Section 3.5.

      "Agent" means Holiday Retirement Consulting Services LLC and any successor or other agent provided for in Article IX.

      "Agreement" means, on any date, this Debtor-In-Possession Credit Agreement as originally in effect on the Petition Date and as thereafter from time to time amended or otherwise modified.

      "Auditors" shall mean KPMG LLP or such other nationally recognized firm of independent public accountants selected by the Borrower and satisfactory to the Lenders in their sole discretion.

      "Bankruptcy Code" means Title 11 of the U.S. Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.

      "Bankruptcy Court" or "Court" means the United States Bankruptcy Court for the District of Delaware.

      "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended, promulgated under 28 U.S.C. § 2075 and the local rules of the Bankruptcy Court, as applicable from time to time to the Case.

      "Benefit Plan" shall mean any employee benefit plan, program or arrangement maintained or contributed to by the Borrower, or with respect to which it may incur liability.

      "Borrower" means Alterra Healthcare Corporation.

      "Business Day" means every day that is not a Saturday, Sunday or a day on which commercial banks in New York City are required or permitted to be closed.

      "Case" means the Chapter 11 Case of the Borrower pending as Case No. 03-10254 in the Bankruptcy Court.

      "Cash Flow Budget" means the budget referred to in Section 6.1(b).

      "Closing Date" means the date on which the conditions precedent in Section 4.1 shall have been satisfied.

      "Closing Fee" means the fee referred to in Section 3.4.

      "Collateral" means (a) the property and assets set forth and referred to in Schedule 10.1, and (b) all the cash of the Borrower to the extent that it is not subject to any other Lien.

      "Commitment" of a Lender means its commitment to make Loans up to the amount set forth opposite its name on Annex I.

      "Commitment Fee" means the fee referred to in Section 3.3.

      "Confirmation Order" means the order entered by the Court confirming a Plan of Reorganization for the Borrower in the Case pursuant to Section 1129 of the Bankruptcy Code.

      "Consolidated Entity" means the Borrower and all of its subsidiaries as consolidated according to GAAP.

      "Credit Documents" means, collectively, this Agreement, the Notes and all other documents, agreements, instruments, opinions and certificates now or hereafter executed and delivered in connection herewith or therewith, as modified, amended, extended, restated or supplemented from time to time.

      "Default" means an event, condition or default which with the giving of notice, the passage of time or both would be an Event of Default.

      "Defined Benefit Plan" means a "defined benefit plan" (as defined in section 3(3) of ERISA) for which any Borrower or any ERISA Affiliate has been an "employer" (as defined in section 3(5) of ERISA) within the past six years.

      "Dollars" and "$" shall mean lawful money of the United States of America.

      "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

      "ERISA Affiliate" means any entity required to be aggregated with any Borrower under sections 414 (b), (c), (m) or (o) of the Internal Revenue Code.

      "Event of Default" means the occurrence of any of the events enumerated in Section 8.1.

      "Expenses" means all reasonable costs and expenses of the Agent and the Lenders incurred in connection with the Credit Documents and the transactions contemplated therein, including, without limitation, (i) the costs of conducting record searches, examining collateral, and receiving and transferring funds (including charges for checks for which there are insufficient funds), (ii) the fees and expenses of legal counsel and paralegals (including the allocated cost of internal counsel and paralegals), accountants, appraisers and other consultants, experts or advisors retained by the Agent or any of the Lenders, (iii) the costs of preparing and recording releases of Collateral, and waivers, amendments, and terminations of any of the Credit Documents, (iv) the costs and expenses incurred in connection with the Agent's or the Lenders' due diligence and negotiation, documentation and approval of, the Credit Documents (including all pleadings filed with the Bankruptcy Court relating to the Credit Documents), (v) all costs and expenses in connection with the establishment and maintenance of the Funding Account and (vi) all costs and expenses of enforcing the Agent's and the Lenders' rights hereunder and representing the Agent and the Lenders in the Case on any matter related to the Credit Documents.

      "Expiration Date" means (a) the earliest of (i) July 22, 2003 (which date shall, at the written request of the Borrower to the Agent, be extended to October 22, 2003 (but only if no Default shall then be continuing) and, if so extended, shall, at the written request of the Borrower to the Agent, be further extended to January 22, 2004 (but only if no Default shall then be continuing)); (ii) provided that any Lender or Lenders or any Affiliates of any Lenders shall have entered into a binding commitment with the Borrower (subject to approval of the Bankruptcy Court) with respect to a Transaction (as defined in Section 8.1(k)) (a "Lender Equity Commitment"), the date (if any) on which the Borrower shall have (with approval of the Bankruptcy Court) entered into a binding commitment letter for a Transaction (as the term is defined in Section 8.1(k)) with any Person (other than any Lender or Lenders or any Affiliate of any Lender) which shall supercede or replace the Lender Equity Commitment; and (iii) the Plan Effective Date; or (b) such later date as may be selected by all of the Lenders without further order of the Bankruptcy Court.

      "Facility Fee" means the fee referred to in Section 3.4.

      "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum for each day during such period equal to the highest rate quoted in the Wall Street Journal (National Edition) for such day under the caption "Federal Funds" (or, if no such rate is quoted for such day, the receipt of the most recent such rate so quoted).

      "Fees" means, collectively, the Commitment Fee, the Facility Fee, the Closing Fee and the Agency Fees.

      "Final Order" means an order as entered on the docket in the Case by the Bankruptcy Court over the subject matter and the parties as to which the time to appeal, petition for certiorari or seek rehearing has expired and no appeal or petition for certiorari or rehearing has been timely filed or requested or is still pending, or as to which any motion for rehearing, appeal or petition for certiorari that has been filed has been resolved by the highest court to which the order was timely appealed, or from which certiorari or rehearing was sought.

      "Final Order Date" means the date on which the Permanent Financing Order becomes a Final Order.

      "Financial Statements" means, with respect to any fiscal year or fiscal quarter, the consolidated balance sheet, statement of operations, statement of cash flows and statement of changes in shareholders' equity of the Consolidated Entity for the period specified, prepared in accordance with GAAP and (except as specified in the notes thereto) consistently with prior practices (and, if the same shall satisfy the requirements hereinbefore specified, may be the same financial statements provided by the Borrower pursuant to the Securities Exchange Act of 1934 (as amended)).

      "First Day Orders" means the orders, in form and substance satisfactory to the Lenders, made and signed by the Bankruptcy Court on the date of the first day hearing and thereafter entered on the docket.

      "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

      "Governing Documents" means certificates or articles of incorporation, by-laws and other organizational or governing documents of an entity.

      "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Highest Lawful Rate" means, at any given time during which any Obligations shall be outstanding hereunder, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum non-usurious interest rate than under New York (or such other jurisdiction's) law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

      "Immaterial Proceedings" means legal, arbitral or governmental proceedings that (a) have not resulted in a judgment, order or decree, (b) are of a type that are routinely commenced with respect to the Borrower, and (c) if adversely determined would not, either individually or in the aggregate, have a Material Adverse Effect.

      "Indebtedness" of a Person means (a) indebtedness for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), whether on open account or evidenced by a note, bond, debenture or similar instrument, (b) obligations under capital leases, (c) obligations for letters of credit, banker's acceptances or other credit accommodations, (d) liabilities under Interest Rate Agreements, (e) Accommodation Obligations, and (f) liabilities secured by any Lien on that Person's property, even if that Person has not assumed such liabilities.

      "Intercreditor Agreement" means that certain Intercreditor, Standstill and Subordination Agreement, dated as of the date hereof among Capmark Services, L.P. and the Agent.

      "Interest Rate" means the interest provided by Section 3.1.

      "Interest Rate Agreement" means any interest rate protection or hedge agreement, including, without limitation, interest rate future, option, swap, and cap agreements.

      "Interim Financing Order" means an order, substantially in the form of Exhibit D hereto, made and signed by the Bankruptcy Court on the date of the first day hearing (and thereafter entered on the docket) pending a final hearing pursuant to Rule 4001(c) of the Bankruptcy Rules, approving the execution, delivery and performance of the Credit Documents by the Borrower and the incurrence by the Borrower of the Obligations.

      "Internal Revenue Code" means the Internal Revenue Code of 1986, amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

      "Lien" means any lien, claim, charge, pledge, security interest, assignment, hypothecation, deed of trust, mortgage, lease, conditional sale, retention of title, or other preferential arrangement having substantially the same economic effect as any of the foregoing, whether voluntary or imposed by law.

      "Line of Credit" means the aggregate Commitments of $15,000,000, as such amount may be reduced from time to time pursuant to this Agreement.

      "Loan" means, in respect of any Lender, a loan or advance made by the Agent, on behalf of that Lender, to the Borrower pursuant to Section 2.2.

      "Loan Account" means the loan account referred to in Section 3.8.

      "Mandatory Redeemable Obligation" means an obligation of the Borrower (or guaranteed by it) which must be redeemed or repaid (a) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (b) at the option of any Person other than the Borrower, or (c) upon the occurrence of a condition not solely within the control of the Borrower.

      "Material Adverse Effect" means a material adverse effect on the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower or on the Borrower's ability to perform its obligations under any of the Credit Documents, it being understood that neither the fact of the filing of the Case, nor the limitations imposed by any provision of the Bankruptcy Code, constitutes a "Material Adverse Effect" as hereinbefore defined.

      "Multiemployer Plan" means a "multiemployer plan" (as defined in section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate has contributed within the past six years or with respect to which the Borrower may incur any liability.

      "Note" means a promissory note of the Borrower payable to the order of any Lender, substantially in the form of Exhibit A, evidencing a Loan.

      "Notice of Borrowing" has the meaning given to that term in Section 2.3.

      "Obligations" means the unpaid principal and interest hereunder (including interest accruing on or after the maturity of the Loans), Fees, Expenses and all other obligations and liabilities of the Borrower to the Agent or to the Lenders under this Agreement, the Notes, or any other Credit Document.

      "Operating Budget" means the budget set forth in Exhibit E hereto, as such budget shall be amended from time to time with the consent of the Lenders.

      "Permanent Financing Order" means an order, in form and substance satisfactory to the Lenders, entered by the Bankruptcy Court upon the completion of a final hearing pursuant to Rule 4001(c) of the Bankruptcy Rules, approving the execution, delivery and performance of the Credit Documents by the Borrower and the incurrence by the Borrower of the Obligations.

      "Permitted Liens" has the meaning given to that term in Section 7.2.

     " Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (including any division, agency or department thereof), and its successors, heirs and assigns.

      "Petition" means the petition of the Borrower to the Bankruptcy Court to commence the Case.

      "Plan Effective Date" means the date the Confirmation Order becomes a Final Order, or such other date thereafter as may be specified in the Plan of Reorganization.

      "Plan of Reorganization" means a plan of reorganization adopted by the Borrower in connection with the Case and approved by the Bankruptcy Court.

      "Prime Lending Rate" means, on any Business Day, the rate quoted on that day in The Wall Street Journal (National Edition) as being the "prime rate"; provided that if no such rate is so published on the relevant day, the applicable rate shall be the greater of (x) the "prime rate" most recently quoted in The Wall Street Journal (National Edition), and (y) the average of the rates quoted to the Agent by each of Citibank, N.A., Bank of America, N.A., and JPMorgan Chase Bank as being their respective prime lending rates at or about 11:00 AM New York City time on that day.

      "Prior to Enforcement" means, with respect to any Event of Default which has been cured in full, that such Event of Default has been cured in full prior to the earliest of (a) any acceleration of the Obligations; (b) any termination of the Commitments; (c) the commencement of any enforcement action or exercise of any rights or remedies by the Agent or the Lenders hereunder or under any other Credit Document; or (d) the incurrence or imposition of any loss by, or detriment to, the Agent or the Lenders as a result of such Event of Default, other than any loss or detriment with respect to which the Agent or the Lenders, as applicable, has been made whole.

      "Proportionate Share" of a Lender means a fraction, expressed as a decimal, obtained by dividing its Commitment for Loans by the Line of Credit, or, if the Commitments are terminated, by dividing its then outstanding Loans by the then outstanding aggregate Loans.

      "Reportable Event" means any of the events described in Section 4043 of ERISA and the regulations thereunder.

      "Required Lenders" means those Lenders owed or holding in the aggregate more than fifty percent (50%) of (a) the aggregate outstanding principal amount of the Obligations, or (b) if such outstanding principal amount is zero, the aggregate amount of the Commitments.

      "Requirement of Law" means (a) the Governing Documents of a Person, (b) any material law, treaty, rule or regulation or determination of an arbitrator, court or other Governmental Authority, or (c) any material franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval which is imposed, issued or required by a Governmental Authority and is binding on a Person or any of that Person's property.

      "Retiree Health Plan" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to persons after termination of employment, other than as required by section 601 of ERISA.

      "Security Pledge Documents" means documents, in a form acceptable to the Agent, pursuant to which ALS Clare Bridge, Inc. pledges in favor of the Agent for the ratable benefit of the Lenders, all of its member/partnership interest in the joint ventures set forth in Schedule 10.1.

      "SHP Financing" shall mean the financing transaction described in the draft letter agreement dated January 21, 2003 between the Borrower and Senior Housing Properties Trust (among others), delivered to the Agent and the Lenders pursuant to Section 4.1(k).

      "Specified Defaults" means the defaults described on Schedule 8.1 hereto.

      "Subsidiary Waiver" has the meaning given the that term in Section 4.1(h).

      "Termination Event" means (a) a Reportable Event with respect to any Defined Benefit Plan or Multiemployer Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Defined Benefit Plan during a plan year in which it was a "substantial employer" (as defined in section 4001(a)(2) of ERISA); (c) the providing of notice of intent to terminate a Defined Benefit Plan in a distress termination (as described in section 4041(c) of ERISA); (d) the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate a Defined Benefit Plan or Multiemployer Plan; (e) any event or condition (i) which might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Defined Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

      SECTION 1.2.      Other Terms; Headings. Terms used herein that are defined in the Uniform Commercial Code in effect in the State of New York (the "Code") shall have the meanings given in the Code. Each of the words "hereof," "herein," and "hereunder" refer to this Agreement as a whole. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with Section 11.11 hereof. References to Articles, Sections, Annexes, Schedules, and Exhibits are internal references to this Agreement, and to its attachments, unless otherwise specified. The headings and the Table of Contents are for convenience only and shall not affect the meaning or construction of any provision of this Agreement.

ARTICLE II.
LOANS

      SECTION 2.1.      Credit Commitments. Subject to the terms and conditions set forth in this Agreement, on and after the Closing Date and to and excluding the Expiration Date, each Lender severally agrees to make Loans to the Borrower in an amount not to exceed at any time its Proportionate Share of the Line of Credit.

      SECTION 2.2.      Availability of Credit Commitments. The Line of Credit shall be available for the making of Loans, as follows:
      (a)      During the period commencing on the Closing Date, and ending immediately prior to the earlier of (x) the Expiration Date, and (y) the Final Order Date, the Borrower may not submit Notices of Borrowing such that after giving effect to the same the aggregate of all Obligations would exceed $6,500,000.
      (b)      During the period (if any) commencing on the Final Order Date and ending immediately prior to the Expiration Date, the Borrower may not submit Notices of Borrowing such that after giving effect to the same, the aggregate of all Obligations would exceed the Line of Credit.

      SECTION 2.3.      Borrowing of Loans.
      (a)      Initial Funding. On the Closing Date, each Lender shall make available to the Agent an amount equal to the entire amount of its Commitment by wire transfer of immediately available funds to account number 9314700379 maintained by the Agent at Wells Fargo, N.A. (ABA number 121000248) or such other account specified by the Agent (the "Funding Account").
      (b)      Funds held in Trust. All funds made available to the Agent by any Lender under this Section shall be held in trust by the Agent for such Lender and shall be used by the Agent solely as set forth herein. The Borrower shall not have any interest in, or rights with respect to, funds in the Funding Account.
      (c)      Conditions to Borrowing. Subject to Section 2.2, and to the determination by the Agent and the Required Lenders that the conditions for borrowing contained in Section 4.2 are satisfied, upon notice from the Borrower to the Agent ("Notice of Borrowing") received by the Agent before 11:00 A.M. New York City time on a Business Day, the Agent shall, on behalf of each Lender, make a Loan to the Borrower in an amount equal to such Lender's Proportionate Share of the Loans requested in such Notice of Borrowing, on the second Business Day after the timely receipt of such notice.
      (d)      Disbursements. Each Loan made by a Lender shall be made on behalf of such Lender by the Agent solely from funds in the Funding Account, as requested by the Borrower in a Notice of Borrowing.
      (e)      Notices of Borrowing. Notices of Borrowing may be given under this Section by telephone or facsimile transmission, and, if by telephone, promptly confirmed in writing substantially in the form of Exhibit B. The amount of borrowings specified in any Notice of Borrowing must be at least an aggregate minimum amount of $500,000 and in integral multiples of $100,000. The Borrower shall specify in each Notice of Borrowing whether the conditions for the requested borrowing are satisfied. Once given, a Notice of Borrowing is irrevocable by and binding on the Borrower. Prior to, or concurrently with the giving of any Notice of Borrowing, the Borrower shall provide to the Agent a list, with specimen signatures, of officers authorized to request Loans. The Agent is entitled to rely upon such list until it is replaced by the Borrower. The Agent shall give each Lender prompt notice by telephone or facsimile transmission of a Notice of Borrowing.

      (f)      The Funding Account. Any funds in the Funding Account not transmitted to the Borrower as a Loan pursuant to a Notice of Borrowing shall be retained by the Agent in the Funding Account and shall be invested solely in a money market or similar account of the bank at which the Funding Account is maintained. The Agent shall, promptly after receipt, distribute to each Lender its Proportionate Share of interest on funds in the Funding Account.
      (g)     Return of Funds to Lenders. On the earlier of the Expiration Date and the date on which the Obligations are declared to be immediately due and payable pursuant to Section 8.2, the Agent shall return to each Lender its Proportionate Share of the balance of funds remaining in the Funding Account.

      SECTION 2.4.      Sharing of Payments. If any Lender obtains any payment in excess of its Proportionate Share of payments on account of the Loans, it will immediately purchase from the other Lenders portions of their Loans sufficient to cause that Lender to share the excess payment ratably with all the other Lenders.
ARTICLE III.

COMPENSATION, REPAYMENT AND REDUCTION OF COMMITMENTS

      SECTION 3.1.      Interest on Loans. Interest on the Loans shall be payable monthly in arrears, on the first Business Day of each month, at an interest rate per annum equal to the greater of (x) 10% per annum, and (y) the Prime Lending Rate plus four percent (4%). The Borrower acknowledges that the rate hereunder may therefore change on any day the Prime Lending Rate changes. For the avoidance of doubt, no interest shall be payable by the Borrower on any funds in the Funding Account.

      SECTION 3.2.      Interest After Event of Default. From the date of occurrence of an Event of Default until the earlier of the date upon which (i) all Obligations shall have been paid and satisfied in full and (ii) such Event of Default shall have been waived, interest shall be payable on demand at a rate per annum equal to the rate in effect under Section 3.1, plus two percent (2%).

      SECTION 3.3.      Commitment Fee. On the last Business Day of each month and on the Expiration Date, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a non-refundable fee equal to one percent (1.0%) per annum of the daily average unused amount of the Line of Credit, which fee shall accrue from the date of this Agreement until the Expiration Date (the "Commitment Fee").

      SECTION 3.4.      Facility and Closing Fees. On the Closing Date, the Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a non-refundable fee equal to one and a half percent (1 ½ %) of the Commitment of each Lender (the "Facility Fee") and a fee equal to $30,000 (the "Closing Fee"). The Facility Fee and the Closing Fee shall be deemed fully earned upon the execution hereof.

      SECTION 3.5.      Agency Fees. On the Closing Date, the Borrower shall pay to the Agent, for its own account, non-refundable fees (the "Agency Fees") as follows: (i) on the Closing Date, an amount equal to $25,000 and (ii) on each monthly anniversary of the Closing Date (so long as Obligations are outstanding), an amount equal to $7,500. The Agency Fees shall be deemed fully earned upon the execution hereof.

      SECTION 3.6.      Expenses. The Borrower shall reimburse the Expenses of the Agent and the Lenders (i) incurred up to the Closing Date, on the Closing Date; and (ii) thereafter, promptly on demand.

      SECTION 3.7.      Reduction of Commitments, Mandatory Repayment. On the Expiration Date, (i) the Commitment of each Lender shall automatically reduce to zero and may not be reinstated, and (ii) all outstanding Obligations shall become immediately due and payable and shall be repaid by the Borrower in full.

      SECTION 3.8.      Maintenance of Loan Account; Statements of Account. The Agent shall maintain an account on its books in the name of the Borrower (the "Loan Account") in which the Borrower will be charged with all loans and advances made by the Lenders to the Borrower or for the Borrower' account, including the Loans, the Fees, the Expenses and any other Obligations. The Borrower hereby authorizes the Agent to charge the Loan Account with the amount of all payments to be made hereunder and under the other Credit Documents, including all Fees and Expenses, as and when such payments become due. The Agent shall send the Borrower a monthly statement reflecting the activity in the Loan Account. Absent manifest error, each monthly statement shall be an account stated and shall be final, conclusive and binding on the Borrower.

      SECTION 3.9.      Payment Procedures. Payments of principal, interest, Fees and Expenses shall be made not later than 2:00 P.M. New York City time on the day when due, in immediately available funds, to the Agent at a bank account designated by the Agent. The Loan Account will be credited on that Business Day with all such payments received by the Agent; amounts received after 2:00 P.M. New York City time may be credited to the Loan Account on the next succeeding Business Day.

      SECTION 3.10.      Distribution and Application of Payments. All amounts received by the Agent shall be distributed and applied in the following order: first, to the payment of any Fees, Expenses or other Obligations (other than those Obligations specifically referred to in this Section) due and payable to the Agent under any of the Credit Documents, including any amounts advanced by the Agent on behalf of the Lenders; second, to the ratable payment of any Fees, Expenses or other Obligations due and payable to the Lenders under any of the Credit Documents other than those Obligations specifically referred to in this Section; third, to the ratable payment of interest due on the Loans; and forth, to the ratable payment of principal due on the Loans.

      SECTION 3.11.      Calculations. All calculations of (i) interest hereunder and (ii) Fees, including, without limitation, Commitment Fees, but excluding the Facility Fee, shall be made by the Agent on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

ARTICLE IV.
CONDITIONS PRECEDENT

      SECTION 4.1.      Conditions to Initial Lending. The obligation of each Lender to fund its Proportionate Share of the Line of Credit on the Closing Date pursuant to Section 2.3(a) is subject to the satisfaction or waiver of the following conditions precedent:
      (a)      Notes. Each Lender shall have received a Note payable to such Lender and in an amount equal to that Lender's Proportionate Share of the initial Loans.
      (b)      Fees and Expenses. All Fees and Expenses payable on or before the Closing Date shall have been paid or be payable out of the proceeds of the initial Loans.
      (c)      SHP Financing. The Borrower shall have delivered to the Agent and the Lenders a true and complete copy of the draft letter agreement dated January 21, 2003 between the Borrower and Senior Housing Properties Trust (among others), together with all attachments thereto.
      (d)      Additional Documents. The Borrower shall have executed and delivered to the Agent and the Lenders all documents which the Agent determines are reasonably necessary to consummate the transactions contemplated hereby.
      (e)      Interim Financing Order; First Day Orders. The Interim Financing Order and the First Day Orders shall have been entered.
      (f)      Other Orders. All other orders material to the interest of the Lenders, as determined by the Agent, submitted to the Bankruptcy Court shall be satisfactory to the Agent.
      (g)      The Agent and the Funding Account. The Agent shall have established the Funding Account with Wells Fargo, N.A. or other banking or financial institution satisfactory to the Required Lenders.
      (h)      Subsidiary Waiver. The Agent shall have received duly executed copies of amendments, waivers or other modifications satisfactory to it (the "Subsidiary Waiver") with respect to each of the agreements or instruments governing or evidencing any Indebtedness of ALS Venture I, Inc. (the "Subsidiary Debt") such that, after giving effect to the Subsidiary Waiver and the commencement of the Case (x) no default shall be continuing in respect of any of the Subsidiary Debt, and (y) based on the Borrower's most recent financial projections, no default shall occur in respect of any on the Subsidiary Debt at any time prior to the first anniversary of the Closing Date.

      (i)      The Agent shall have received: (i) a counterpart of the Intercreditor Agreement, duly executed by Capmark Services, L.P.; and (ii) counterparts of the Security Pledge Documents, duly executed by ALS Clare Bridge, Inc.

      SECTION 4.2.      Conditions Precedent to All Loans. The obligation of each Lender to fund its Proportionate Share of any requested Loan is subject to the following conditions precedent. Each Notice of Borrowing shall constitute a representation and warranty that such conditions are satisfied.
      (a)      All representations and warranties contained in this Agreement and the other Credit Documents shall be true and correct on and as of the date of such Notice of Borrowing as if then made, other than representations and warranties that relate solely to an earlier date;
      (b)      No Default or Event of Default shall have occurred or be continuing, or would result from the making of the requested Loan, which has not been waived in writing by the Required Lenders;
      (c)      The proposed use of such Loan complies with the Operating Budget;
      (d)      Except for the occurrence of the Case and the transactions contemplated to occur pursuant to the First Day Orders, no event shall have occurred subsequent to the Petition Date which has had or could reasonably be expected to have a Material Adverse Effect;
      (e)     From and after the Final Order Date, the Permanent Financing Order shall be satisfactory to the Agent in its sole discretion; and
      (f)      The Interim Financing Order or, after the Final Order Date, the Permanent Financing Order, as applicable, shall be in full force and effect, without any modification thereto not approved in writing by the Required Lenders.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

      To induce the Agent and the Lenders to enter into this Agreement and to make the Loans and other financial accommodations described herein, the Borrower hereby represents and warrants to the Agent and the Lenders that the following are true, correct and complete:

      SECTION 5.1.      Organization and Qualification. The Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (ii) has the power and authority to own its properties and assets and to transact the business in which it presently is, or proposes to be, engaged and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the failure to be so qualified and authorized would have a Material Adverse Effect.

      SECTION 5.2.      Authority. Subject to approval of the Bankruptcy Court, the Borrower has the requisite corporate power and authority to execute, deliver and perform each of the Credit Documents to which it is a party when and as required in accordance with the terms thereof. All corporate action necessary for the execution, delivery and performance of any of the Credit Documents has been taken.

      SECTION 5.3.      Enforceability. Subject to approval of the Bankruptcy Court, this Agreement and each Credit Document is the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

      SECTION 5.4.      No Conflict. The execution, delivery and performance of each Credit Document by the Borrower is not in contravention of any applicable Requirement of Law or (except for contraventions arising as a result of breaches of restrictions on the ability of the Borrower to incur Indebtedness, but only if, with respect to any such restriction in any of the documents evidencing or governing any of the leasehold interests included in the Collateral, any such contravention will not prohibit the Borrower from assuming any of such leasehold interests) any indenture, contract, lease, agreement, instrument or other commitment to which the Borrower is a party or by which it or any of its properties are bound and will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

      SECTION 5.5.      Consents and Filings. No consent, authorization, permit or filing is required (other than the Interim Financing Order and the Permanent Financing Order), in connection with the execution, delivery and performance of this Agreement or any Credit Document.
      SECTION 5.6.      Government Regulation. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940, or any other Requirement of Law (other than the Bankruptcy Code) that limits the ability of the Borrower to incur indebtedness or the ability of the Borrower to consummate the transactions contemplated in this Agreement and the other Credit Documents.

      SECTION 5.7      Rights in Collateral; Priority of Liens. The Borrower owns all property consisting of Collateral, free and clear of any and all Liens in favor of third parties except as set forth on Schedule 5, Part 5.7. The Borrower does not have any fee interest in real property or other material property that is not subject to any Lien or subject to a contractual prohibition on creating a Lien, except for the Collateral. Subject to approval of the Bankruptcy Court, the security interests granted pursuant to the Credit Documents, as and when such Credit Documents are executed and delivered by the Borrower, constitute valid and enforceable perfected Liens on the Collateral and, in the case of Collateral over which a Lien is approved by the Bankruptcy Court pursuant to section 364(c) of the Bankruptcy Code, such Lien has, except to the extent specified in Schedule 5, Part 5.7 hereto, first priority and such Collateral is not subject to any other Lien. Subject to approval of the Bankruptcy Court, the Obligations constitute allowed administrative expense claims in the Case having priority in payment over any and all unsecured obligations and administrative expenses of the Borrower of the kind specified in or ordered pursuant to any section of the Bankruptcy Code, including but not limited to, sections 105, 326, 328, 503, 507 or 726 provided, however, that such administrative priority under section 364(c)(1) of the Bankruptcy Code shall rank pari passu with (i) the fees and expenses of the United States Trustee pursuant to 28 U.S.C. sections 156 and 1930; and (ii) the following claims for fees approved by the Bankruptcy Court under sections 330 and 503(b) of the Bankruptcy Code: an amount equal to $600,000; provided, however, that nothing herein shall preclude the Lenders or the Agent from objecting to the reasonableness of any fees requested by any professionals in the Case. Pursuant to the Bankruptcy Code, the Obligations shall at all times be secured by a perfected security interest in and lien upon all of the Collateral with the Specified Priority (subject to the provisions of Article X); and the Obligations shall have priority in payment over any and all administrative expenses incurred in a superseding case under chapter 7 of the Bankruptcy Code. All filings, notices, recordings and other action necessary to perfect the Liens in the Collateral created pursuant to Article X and the Interim Financing Order or the Permanent Financing Order, as applicable, have been made, given or accomplished.

      SECTION 5.8.      Financial Data. The Borrower has provided to the Agent and each of the Lenders complete and accurate copies of (i) annual audited Financial Statements for the fiscal year ended December 31, 2001 as submitted to the Securities and Exchange Commission, (ii) unaudited Financial Statements for the fiscal quarter ended September 30, 2002, and (iii) unaudited operating statements for each month of October and November 2002. Such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved and fairly present the respective consolidated financial positions, results of operations and cash flows of the Consolidated Entity for each of the periods covered (subject, other than in the case of (i) above, to normal year-end audit adjustments). The Consolidated Entity has no material Accommodation Obligation, contingent liability or liability for taxes, long-term leases or commitments, which is not reflected in such Financial Statements.

      SECTION 5.9.      Locations of Offices and Records. The address of the principal place of business and chief executive office of the Borrower is set forth on Schedule 5, Part 5.9. The books and records of the Borrower, and all its chattel paper and records of Accounts, are maintained exclusively at such locations.

      SECTION 5.10      No Judgments or Litigation. Except for the commencement of the Case and as set forth on Schedule 5, Part 5.10, no judgments, orders, writs or decrees are outstanding against the Borrower or any of its Subsidiaries, nor, except pursuant to the Case, except for Immaterial Proceedings and as set forth on Schedule 5, Part 5.10 hereof, is there now pending or, to the best of the Borrower's knowledge after diligent inquiry, threatened, any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Borrower or any of its Subsidiaries.

      SECTION 5.11      No Defaults. Other than as a result of the commencement of the Case or other than with respect to Indebtedness for borrowed money or obligations pursuant to real property leases arising prior to the Petition Date or solely as a result of a default thereunder, or except as specified in Schedule 5, Part 5.11 hereto, (a) neither the Borrower nor any of its Subsidiaries is in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it is bound; and (b) the Borrower does not know of any dispute regarding any such indenture, contract, lease, agreement, instrument or other commitment. Each creditor of ALS Venture I, Inc. has entered into a Subsidiary Waiver.

      SECTION 5.12.      Labor Matters. Schedule 5, Part 5.12 accurately sets forth all collective bargaining agreements and all employment contracts for each person employed as a Regional Vice President or in any more senior capacity, to which the Borrower or any of its Subsidiaries is a party and their dates of expiration. There are no existing or threatened strikes, lockouts or other disputes relating to any collective bargaining or similar agreement to which the Borrower or any of its Subsidiaries is a party.

      SECTION 5.13.      Compliance with Law. Except for Immaterial Proceedings and as set forth on Schedule 5, Part 5.13, neither the Borrower nor any of its Subsidiaries has violated or failed to comply with any Requirement of Law, including, without limitation, ERISA and environmental laws.

      SECTION 5.14.      ERISA. Neither the Borrower nor any ERISA Affiliate maintains or contributes to any Benefit Plan, other than those described in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, as amended (the "Annual Report") listed on Schedule 5, Part 5.14. The Borrower and each ERISA Affiliate have fulfilled all contribution obligations for each Benefit Plan (including obligations related to the minimum funding standards of ERISA and the Internal Revenue Code). No Termination Event has occurred nor has any other event occurred that may result in a Termination Event. Neither the Borrower, nor any ERISA Affiliate, nor any fiduciary of any Benefit Plan is subject to any direct or indirect liability with respect to any Benefit Plan under any Requirement of Law or agreement. Neither the Borrower nor any ERISA Affiliate is required to provide security to any Benefit Plan under Section 401(a)(29) of the Internal Revenue Code.

      SECTION 5.15.      Compliance with Environmental Laws. Except as disclosed on Schedule 5, Part 5.15, (i) neither the Borrower nor any of its Subsidiaries is the subject of a judicial or administrative proceeding or investigation relating to any environmental, health or safety Requirement of Law (excluding, in the case of health or safety matters, Immaterial Proceedings), or asserting potential liability arising from the disposal by any Person of any hazardous substance; (ii) neither the Borrower nor any of its Subsidiaries has filed any notice under any Requirement of Law of treatment, storage, disposal, spill or release of a hazardous substance; and (iii) neither the Borrower nor any of its Subsidiaries has knowledge of any contingent liability of the Consolidated Entity for any release of any hazardous substance.

      SECTION 5.16.      Licenses and Permits. The Borrower and each of its Subsidiaries has obtained and holds in full force and effect, all material governmental franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its business as presently conducted.

      SECTION 5.17.      Taxes and Tax Returns.
      (a)      The Borrower has timely filed all income tax returns it is required to file. The information filed is complete and accurate in all material respects. All deductions taken in such income tax returns are appropriate and in accordance with applicable laws and regulations, except deductions that may have been disallowed but are being challenged in good faith and for which adequate reserves have been made in accordance with GAAP.
      (b)      Except for taxes, assessments, fees and other governmental charges being challenged diligently and in good faith, and for which adequate reserves have been made in accordance with GAAP, all taxes, assessments, fees and other governmental charges due and payable for periods beginning prior to the date hereof, have been timely paid and the Borrower has no liability for taxes in excess of the amounts so paid or reserves so established.
      (c)      Except as set forth in Schedule 5, Part 5.17(c), no deficiencies for taxes (other than ad valorem taxes being challenged diligently and in good faith, and for which adequate reserves have been made in accordance with GAAP) have been claimed, proposed or assessed by any taxing or other Governmental Authority against the Borrower and no tax liens have been filed. Except as set forth in Schedule 5, Part 5.17(c), there are no pending or threatened (in writing) audits, investigations or claims against the Borrower for or relating to any liability for taxes (other than ad valorem taxes being challenged diligently and in good faith, and for which adequate reserves have been made in accordance with GAAP) and there are no matters under discussion with any Governmental Authority which could result in a material additional liability for taxes (other than ad valorem taxes being challenged diligently and in good faith, and for which adequate reserves have been made in accordance with GAAP). Either the federal income tax returns of the Borrower have been audited by the Internal Revenue Service and such audits have been closed, or the period during which any assessments may be made by the Internal Revenue Service has expired without waiver or extension for all years up to and including the fiscal year of the Borrower ended December 31, 1998. Except as set forth in Schedule 5, Part 5.17(c), no extension of a statute of limitations relating to taxes, assessments, fees or other governmental charges is in effect with respect to the Borrower.
      (d)      Except as set forth on Schedule 5, Part 5.17(d) and other than ad valorem taxes being challenged diligently and in good faith, and for which adequate reserves have been made in accordance with GAAP, the Borrower has no obligation under any written tax sharing agreement or agreement regarding payments in lieu of taxes.

      SECTION 5.18.      Accuracy and Completeness of Information. All factual information furnished by or on behalf of the Borrower in writing to the Agent or any Lender for purposes of or in connection with this Agreement or any Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

      SECTION 5.19.      No Change. Except for the commencement of the Case, the transactions reflected in or contemplated to occur pursuant to the First Day Orders and as set forth on Schedule 5, Part 5.19, there has been no development or event nor any prospective development or event which has had or could reasonably be expected to have a Material Adverse Effect since November 30, 2002.

      SECTION 5.20.      The Case; Orders.
      (a)      The Borrower has:
      (i)      provided to the Agent (which agrees to furnish to each of the Lenders) copies of all pleadings, notices and all other documents filed in the Case as of the Closing Date;
      (ii)      no knowledge of any pending or threatened motions (a) to convert the Case to a case under Chapter 7 of the Bankruptcy Code, (b) to appoint a trustee or examiner or (c) that could reasonably be expected to have a Material Adverse Effect on the Borrower;
      (iii)      determined, and hereby represents and warrants that, any Loan made hereunder prior to the Final Order Date is necessary to avoid immediate and irreparable harm to the Borrower; and
      (iv)      been unable to obtain unsecured credit allowable under section 503(b)(1) of the Bankruptcy Code as an administrative expense.       (b)      Upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Agent and the Lenders shall be entitled to immediate payment in accordance with this Agreement and the Interim Financing Order or the Permanent Financing Order, as applicable, of such Obligations without further application to or order by the Bankruptcy Court.

ARTICLE VI.

AFFIRMATIVE COVENANTS

      Until termination of this Agreement and payment and satisfaction of all Obligations due hereunder:

      SECTION 6.1.      Financial Reporting. The Borrower shall timely deliver to the Agent (which agrees to furnish to each Lender) the following information:
      (a)      Annual Financial Statements. As soon as available, but not later than 90 days after each fiscal year end: (i) the annual audited Financial Statements for that fiscal year (and, if requested by any Lender, financial statements of the Borrower on an unconsolidated basis, no later than 60 days after the date of such request (or, if later, 90 days after the date after such fiscal year-end)); (ii) a comparison in reasonable detail to the annual audited Financial Statements of the Consolidated Entity and of the Borrower (on an unconsolidated basis) for the prior fiscal year, and to the Operating Budget; (iii) the Auditors' opinion, making qualifications only reflecting the filing of the Case and the Borrower's potential inability to continue as a going concern, (iv) the "Management Letter" for that fiscal year; and (v) a narrative discussion of the consolidated financial condition and results of operations, and the consolidated liquidity and capital resources of the Consolidated Entity for such fiscal year, prepared by the chief financial officer of the Borrower (which, if the same satisfies the requirements specified in this clause (v), may be the disclosure by the Borrower pursuant to Item 303 of Regulation S-K under the Securities Exchange Act of 1934 (as amended)).

      (b)      Cash Flow Budget. Not later than the third Business Day of each week, a rolling thirteen (13) week budget (the "Cash Flow Budget") satisfactory in form and substance to the Agent. The Cash Flow Budget shall, among other things, describe in reasonable detail all of the projected payments and receipts of cash by and to the Borrower for the thirteen week period commencing as of the first Business Day of such week. In making such projections, the Borrower shall use reasonable assumptions concerning, among other things, inventory levels, the collection time for outstanding receivables, weekly sales volume and such other matters as the Agent may determine. The Cash Flow Budget must be based on the same assumptions, and contain the same information as that used by the Borrower in the management of its business.
      (c)      Quarterly Financial Statements. As soon as available, but not later than 45 days after the end of each fiscal quarter of the Borrower: (i) a balance sheet for the Consolidated Entity (and, if requested by any Lender, financial statements of the Borrower on an unconsolidated basis, no later than 60 days after the date of such request (or, if later, 45 days after the date after such fiscal quarter-end) as at the end of such fiscal quarter and for the fiscal year to date, and statements of operations and cash flows for such fiscal quarter and for the fiscal year to date; (ii) a comparison to the balance sheet, statement of operations and statement of cash flows for the same period in the prior year and to the relevant period of the Operating Budget; (iii) a certification by the chief executive officer or chief financial officer of the Borrower that such balance sheet, statement of operations and statement of cash flows have been prepared in accordance with GAAP (subject to normal year-end audit adjustments); and (iv) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of the Consolidated Entity for such fiscal quarter and fiscal year to date, prepared by the chief financial officer of the Borrower (which, if the same satisfies the requirements specified in this clause (iv), may be the disclosure by the Borrower pursuant to Item 303 of Regulation S-K under the Securities Exchange Act of 1934 (as amended)).
      (d)      Monthly Comparison to Prior Projections. As soon as available, (i) but not later than ten days after the end of each month, a comparison of actual operating cash flow and capital expenditures of the Borrower for such month with amounts previously projected for such month set forth in the Cash Flow Budget, and (ii) but not later than 30 days after the end of each month, a report in substantially the form heretofore delivered to the members of the Borrower's Board of Directors for such month, including (without limitation) an operational overview, and information regarding occupancy trends, EBITDA, general and administrative expense, "same-store" statistics and rate structures.
      (e)      Weekly Occupancy Information. As soon as available, but no later than five days after the end of each week, a report regarding occupancy rates for such week in substantially the same form heretofore delivered to the holders of the Borrower's PIK Debentures.

      (f)      Certain Tax Returns. Promptly after the filing thereof, copies of all tax returns (including all exhibits and schedules) of ALS Venture I, Inc. and ALS Financing II, Inc.

      SECTION 6.2.      Collateral Reporting. The Borrower shall timely deliver to the Agent the following certificates and reports:
      (a)      Pleadings, etc. Promptly after the same is available, (i) copies of all material pleadings, motions, applications, judicial information, financial information and other documents (x) filed by or on behalf of the Borrower with the Bankruptcy Court in the Case or (y) distributed by or on behalf of the Borrower to any official committee appointed in the Case, and (ii) copies of all pleadings, motions and applications filed by third parties relating to the Obligations or any Lien securing same, or the preference or priority thereof.
      (b)      Further Assurances. When reasonably requested by the Agent, any further information regarding the Collateral, business affairs and financial condition of the Borrower.

      SECTION 6.3.      Notification Requirements. The Borrower shall timely give the Agent (which shall promptly furnish to each Lender) the following notices:
      (a)      Notice of Defaults. Promptly, and in any event within two (2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of the chief executive officer or chief financial officer of the Borrower specifying the nature thereof and the Borrower's proposed response thereto, each in reasonable detail.
      (b)      Proceedings or Adverse Changes. Promptly, and in any event within five (5) Business Days after the Borrower becomes aware of (i) any proceeding (other than the Case or pursuant thereto, and other than an Immaterial Proceeding) being instituted or threatened to be instituted by or against the Borrower in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), (ii) any order, judgment or decree being entered against the Borrower or any of its properties or assets, other than pursuant to the Case, or (iii) any actual change, development or event other than the Case and the transactions contemplated to occur pursuant to the First Day Orders, which proceeding, order, judgment, decree, change, development or event has had or could reasonably be expected to have a Material Adverse Effect, a written statement describing such proceeding, order, judgment, decree, change, development or event and any action being taken with respect thereto by the Borrower.
      (c)      ERISA Notices. (i) Promptly, and in any event within ten (10) Business Days after the Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and any action that is being taking with respect thereto by the Borrower or ERISA Affiliate, and any action taken or threatened by the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation (for this purpose, the Borrower and the ERISA Affiliate shall be deemed to know all facts known by the administrator of any Defined Benefit Plan of which it is the plan sponsor); (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Defined Benefit Plan and all communications received by the Borrower or any ERISA Affiliate with respect to such request; and (iii) promptly, and in any event within three (3) Business Days after receipt by the Borrower or any ERISA Affiliate, of the Pension Benefit Guaranty Corporation's intention to terminate a Defined Benefit Plan or to have a trustee appointed to administer a Defined Benefit Plan, copies of each such notice.

      (d)      Environmental and Health and Safety Notices. Promptly, and in any event within ten (10) Business Days after receipt by the Borrower of any notice, complaint or order alleging actual or prospective violation of any environmental, health or safety Requirements of Law (excluding, in the case of health or safety matters, Immaterial Proceedings) or alleging responsibility for costs of a cleanup, together with a copy of such notice, complaint, or order and a written statement describing any action being taken with respect thereto by the Borrower.

      SECTION 6.4.      Corporate Existence. The Borrower shall (i) maintain its corporate existence, (ii) maintain in full force and effect all material licenses, bonds, franchises, leases, trademarks and qualifications to do business, and all material patents, contracts and other rights necessary or advisable to the profitable conduct of its business and (iii) continue in, and limit its operations to, the same general lines of business as presently conducted by it.

      SECTION 6.5.      Books and Records; Inspections. The Borrower agrees to maintain books and records pertaining to its business and the Collateral in such detail, form and scope as is consistent with the Requirements of Law and good business practice. The Borrower agrees that the Agent or its agents may enter upon the premises of the Borrower at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence of a Default which continues beyond the expiration of any grace or cure period applicable thereto, for the purposes of (i) inspecting, and/or copying (at the Borrower's expense) any and all records pertaining to the Collateral, and (ii) discussing the affairs, finances and business of the Borrower with any of its officers, employees and directors or with the Auditors.

      SECTION 6.6.      Insurance. The Borrower agrees to maintain public liability insurance, fire, water damage and third party property damage insurance, and replacement value insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times substantially similar to those in place on the date of this Agreement. All policies of insurance maintained by the Borrower covering ALS Venture I, Inc., ALS Financing II, Inc. and the Healthcare REIT Portfolio (as described in Schedule 10.1), are to name the Agent and each of the Lenders as additional insureds and loss payees in case of loss, and are to contain such other provisions as the Agent and the Lenders may reasonably require to fully protect the Agent and the Lenders' interest in the Collateral and to any payments to be made under such policies.

      SECTION 6.7.      Taxes. Except for taxes payable prior to the Petition Date, the Borrower agrees to pay, when due, all taxes lawfully levied or assessed against the Borrower or any of the Collateral before any penalty or interest accrues thereon; provided, however, that, unless such taxes have become a federal tax or ERISA Lien on any of the assets of the Borrower, no such tax need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

      SECTION 6.8.      Compliance With Laws. The Borrower agrees to comply with all Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business or its assets generally, unless the Borrower contests any such Requirements of Law in a reasonable manner and in good faith.

      SECTION 6.9.      Use of Proceeds. The initial Loans made to the Borrower hereunder shall be used by the Borrower to pay the costs and expenses of the transactions contemplated by this Agreement which are due and payable on the Closing Date, including without limitation the Fees and Expenses due on the Closing Date pursuant to Article III hereof, and for the purposes of funding the working capital needs of the Borrower and otherwise to pay continuing obligations of the Borrower incurred in the ordinary course of the Borrower's business, all as set forth in the Operating Budget; and the proceeds of any subsequent Loans made hereunder shall be used by the Borrower solely for the same such purposes as set forth in the Operating Budget. The Borrower shall not use any portion of the proceeds of any such Loans for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation G of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation G or X of the said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Agreement.

      SECTION 6.10.      Fiscal Year. The Borrower agrees to maintain its fiscal year as a year ending December 31.

      SECTION 6.11.      Maintenance of Property. The Borrower agrees to keep all property useful and necessary to its business in working order and condition (ordinary wear and tear excepted) in accordance with its past operating practices and not to commit or suffer any waste with respect to any of its properties.

      SECTION 6.12.      ERISA Documents. The Borrower will cause to be delivered to the Agent, upon the Agent's request, each of the following: (i) a copy of each Benefit Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of the Borrower, (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Defined Benefit Plan; (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Defined Benefit Plan; (iv) all actuarial reports prepared for the last 3 plan years for each Defined Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by each Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to either Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of the Borrower or any ERISA Affiliate under any Retiree Health Plan.

      SECTION 6.13.      Certain Collateral and Other Matters. Without in any way limiting the provisions of Section 6.14 hereof, the Borrower:
      (a)      shall use its best efforts (i) to cause the joint venture arrangements for each of the joint ventures listed on Schedule 10.1 hereto (the "JV Documents") to be amended, on terms reasonably satisfactory to the Agent, to permit the Agent, upon the Agent exercising it rights with respect thereto, to have all of the rights of a partner or member (as the case may be) under the JV Documents (including, without limitation, the right to vote) and (ii) to obtain the consent of Capmark Services, L.P. to such amendment; by no later that 60 days after the Closing Date;
      (b)      shall upon the request of the Agent during the continuance of any Event of Default, with respect to any equity interests in any person included in the Collateral, use its best efforts to cause to be transferred to the Agent or its designee, and shall cooperate with the Agent and the Lenders in obtaining, each governmental approval or authorization issued to or for the benefit of such person;
      (c)      agrees that, upon the Agent's exercising any remedy with respect to any Collateral, each management or similar agreement pursuant to which the Borrower receives a fee or other compensation in respect of the facility or facilities to which such Collateral relates, shall terminate, at the option of the Lenders, with respect to the Borrower, in favor of the Agent or its designee; and
      (d)      agrees that in the event that the Agent acquires the capital stock of any of the Subsidiaries of the Borrower that is included in the Collateral, the Borrower will, at the request of the Agent, make an election pursuant to Section 338(h)(10) of the Internal Revenue Code, and such similar provisions of the income tax laws of each state in which such Subsidiary conducts business, to treat such acquisition as an acquisition of assets of such Subsidiary, rather than an acquisition of capital stock.

      SECTION 6.14.      Further Assurances. The Borrower shall take all such further actions and execute all such further documents and instruments as the Agent may at any time reasonably determine in its sole discretion to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to perfect or protect the Liens (and the priority status thereof) of the Agent on the Collateral.

ARTICLE VII
.

NEGATIVE COVENANTS

      Until termination of this Agreement and payment and satisfaction of all Obligations due hereunder, the Borrower shall comply with the following covenants:

      SECTION 7.1.      No Additional Indebtedness. The Borrower shall not directly or indirectly incur, create, assume or suffer to exist any Indebtedness other than:
      (a)      Indebtedness under the Credit Documents;

      (b)      Indebtedness outstanding on the Petition Date, which Indebtedness is either (i) described in the footnotes to or otherwise reflected in the balance sheet included in the Financial Statements of the Borrower for the period ended September 30, 2002 or (ii) listed on Schedule 7.1;
      (c)      the SHP Financing; and
      (d)      additional equipment financing in the ordinary course and consistent with past practice, but in any event in an aggregate amount not to exceed $1 million.

      SECTION 7.2.      No Liens. The Borrower shall not directly or indirectly create, incur, assume, or suffer to exist any Lien on any of its property now owned or hereafter acquired except the following (the "Permitted Liens"):
      (a)      Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower, in conformity with GAAP;
      (b)      carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;
      (c)      pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;
      (d)      deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
      (e)      easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
      (f)      Liens in existence on the date hereof or arising under after-acquired property provisions, which Liens secure Indebtedness permitted under Section 7.1, provided, that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;
      (g)      Liens securing the SHP Financing;
      (h)      Liens securing Indebtedness permitted under Section 7.1(d), provided that such Liens cover solely the property and assets financed with the proceeds of such Indebtedness; and
      (i)      Liens created pursuant to this Agreement.

      SECTION 7.3.      Limitation on Fundamental Changes; Etc. The Borrower shall not enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, transfer or otherwise dispose of all or any part of its property or assets, other than (i) transactions that are to become effective as of or after the Plan Effective Date, (ii) sales or dispositions of assets in the ordinary course of business consistent with past practice and (iii) the proposed dispositions set forth on Schedule 7.3.

      SECTION 7.4.      Limitation on Capital Expenditures. The Borrower shall not make any capital expenditures at any time which are not expressly provided for in the Operating Budget.

      SECTION 7.5.      Limitation on Investments. The Borrower shall not make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any capital stock, bond, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person, other than advances to Subsidiaries of the Borrower in the ordinary course of business.

      SECTION 7.6.      Limitation on Lines of Business. The Borrower shall not enter into any business, either directly or indirectly, except for those businesses in which the Borrower is engaged on the Petition Date.

      SECTION 7.7.      No Sale of Collateral. The Borrower shall not, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of the Collateral or any interest therein.

      SECTION 7.8.      No Restricted Payments. The Borrower shall not, directly or indirectly, (a) declare or pay any dividend (other than dividends payable solely in common stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of the Borrower or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower; or (b) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than optional payments or repayments on or redemption or repurchases of any Indebtedness funded with the proceeds of the SHP Financing and other than Indebtedness pursuant to this Agreement) or of any Mandatory Redeemable Obligation.

      SECTION 7.9.      No Affiliate Transactions. Except for renewals of leases, management agreements and similar agreements on terms and conditions consistent with past practice, and except for the SHP Financing, the Borrower shall not, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to, with any Affiliate of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Affiliate's business, as the case may be, and upon fair and reasonable terms no less favorable to the Borrower or such Affiliate than could be obtained in a comparable arm's-length transaction with an unaffiliated Person.

      SECTION 7.10.      No Additional Bank Accounts. The Borrower shall not, directly or indirectly, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, except for (i) existing bank accounts as of the date of this Agreement; (ii) the movement of its primary banking relationship from Firstar Bank to Wells Fargo Bank, and (iii) the replacement of existing accounts with new accounts in a manner consistent with past practice (with notice of such replacement given to the Agent at least one Business Day before it occurs).

      SECTION 7.11.      No Additional Negative Pledges. The Borrower shall not, directly or indirectly, create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) on the creation or existence of any Lien upon the assets of the Borrower, other than Permitted Liens or Liens created by this Agreement or (ii) any contractual obligation which may restrict or inhibit the Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

      SECTION 8.1.      Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

      (a)      Failure to Pay. The Borrower shall fail to pay any Obligation when due.
      (b)      Breach of Certain Covenants. The Borrower shall fail to comply with (i) Sections 7.1, 7.2, 7.3, 7.7 or 7.8, or (ii) any other covenant contained in Article VI or Article VII hereof, and in such case under (ii), such failure to comply continues unremedied for fifteen (15) Business Days after its occurrence.
      (c)      Breach of Representation or Warranty. Any representation or warranty made or deemed to be made by the Borrower in this Agreement or in any other Credit Document (and in any statement, report or certificate given under this Agreement or any other Credit Document), shall be false or misleading in any material respect when made or deemed to be made.
      (d)      Other Defaults. The Borrower shall fail to comply with any provisions contained in this Agreement or any other Credit Document, other than as set forth in clauses (a), (b) or (c) of this Section 8.1, and such failure shall continue for fifteen (15) Business Days after its occurrence.
      (e)      Cross Default. A default or event of default shall first occur (and continue beyond any applicable grace period) after the Petition Date and other than as a result of the filing of the Case under any note, agreement or instrument evidencing any other Indebtedness of the Borrower (other than any Specified Default) which default or event of default permits the acceleration of its maturity, provided that the aggregate principal amount of all such Indebtedness for which the default or event of default has occurred exceeds $500,000; or a default or event of default shall occur (or any event which, with notice or lapse of time or both, would become a default or event of default) under or in respect of any Indebtedness of ALS Venture I, Inc.

      (f)      Collateral; Failure of Enforceability of Credit Documents; Security. Any covenant, agreement or obligation of the Borrower contained in or evidenced by any of the Credit Documents shall cease to be enforceable, or shall be determined to be unenforceable, in any material respect; the Borrower shall deny or disaffirm its obligations under any of the Credit Documents or any Liens granted in connection therewith; or any Liens granted in any of the Collateral shall be determined to be void, voidable, invalid or unperfected, are subordinated or not given the priority contemplated by this Agreement.
      (g)      Financing Orders. The Bankruptcy Court, or any other court with appropriate jurisdiction, shall enter an order amending, supplementing, staying, vacating, or reversing, or shall otherwise modify, the Interim Financing Order or the Permanent Financing Order, as applicable, without the Agent's prior written consent.
      (h)      Adverse Court Actions. The Bankruptcy Court shall enter an order (i) dismissing the Case; (ii) converting the Case to a case under chapter 7 of the Bankruptcy Code; or (iii) appointing a trustee or examiner with expanded powers in the Case; or an application shall be filed (x) by any Person other than the Borrower, which application is not dismissed within thirty (30) days, or (y) by the Borrower, for the approval of, or there shall arise, any Lien (other than those of the Lenders hereunder or the Permitted Liens specified in Section 7.2(f)) in the Case having a priority (whether under section 364 of the Bankruptcy Code or otherwise) superior to, pari passu with or junior to that of the Agent and the Lenders on the Collateral, or any administrative expense claim having a priority senior to or pari passu with the super priority administrative claim granted to the Agent and the Lenders under the Interim Financing Order and the Permanent Financing Order except as specifically provided in Section 5.7 or any other provision hereof; or the Bankruptcy Court shall enter an order granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to (a) the holder of any security interest other than security interests in favor of the Lenders in any assets of the Borrower, or (b) a party to an action, suit or proceeding (other than an action, suit or proceeding the liability for which is covered by insurance) arising prior to the Petition Date against the Borrower; or the Borrower shall pay, or apply to the Bankruptcy Court for authority to pay, any claim arising prior to the Petition Date except as expressly contemplated by this Agreement or the First Day Orders or otherwise approved in writing by the Agent.
      (i)      Post-Petition Monetary Judgments. Any judgment or order as to a liability or debt for the payment of money in excess of $250,000 arising after the Petition Date (to the extent not covered by insurance) shall be rendered against the Borrower and either (i) enforcement proceedings shall have been commenced and shall be continuing by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

      (j)      Non-Monetary Judgments. Any non-monetary judgment or order with respect to an event occurring or arising after the Petition Date shall be rendered against the Borrower which does or could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
      (k)      Any of the following events shall not have occurred by the number of days after the Closing Date specified opposite such event:

Number of Days after the Closing Date	Event
90 days	Filing of a Plan of Reorganization that provides for the payment in full of the Obligations upon the confirmation thereof
180 days

The Borrower entering into a binding commitment letter for a transaction that, if consummated, will provide sufficient funds for the repayment in full of all Obligations (a "Transaction") and the submission of the commitment letter to the Bankruptcy Court for approval

240 days	Approval by the Bankruptcy Court of auction procedures for an auction among bidders for a Transaction
270 days	Approval by the Bankruptcy Court of the highest bidder at such auction

      SECTION 8.2.      Acceleration, Termination. Upon the occurrence and during the continuance of an Event of Default, the Agent may take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower:

      (a)      Acceleration. Upon the written request of the Required Lenders, and by delivery of written notice to the Borrower from the Agent, all Obligations shall be declared to be immediately due and payable without further presentment, demand, protest or any other action or obligation of the Agent or any Lender.
      (b)      Termination of Commitments. Upon the written request of the Required Lenders, and by delivery of written notice to the Borrower from the Agent, the Commitments shall be immediately terminated and, at all times thereafter, all Loans made by any Lender pursuant to this Agreement shall be at such Lender's sole discretion, unless such Event of Default is waived in accordance with Section 11.11

      (c)      Relief From Stay. The Agent and the Lenders shall be relieved of any stay, including under section 362 of the Bankruptcy Code. The Agent and the Lenders shall be permitted to exercise any rights and remedies available to them, including but not limited to those described herein, without the necessity of giving notice (except for such notice as is required by the Interim Financing Order or the Permanent Financing Order, as applicable) to, or obtaining any further order from the Bankruptcy Court, and free of any restrictions contained in the Bankruptcy Code. To the extent permitted by applicable law, the Borrower waives all rights to file a motion in the Bankruptcy Court or any other court that may exercise jurisdiction over the parties hereto to delay or prevent the exercise by the Agent or any of the Lenders of any rights or remedies available to them.
      (d)      Rescission of Acceleration. After acceleration of the maturity of the Loans, if the Borrower pays all accrued interest and all principal due (other than by reason of the acceleration) and all Defaults and Events of Default are otherwise remedied or waived in accordance with Section 11.11, the Required Lenders may elect in their sole discretion, to rescind the acceleration. (This Section is intended only to bind all of the Lenders to a decision of the Required Lenders and not to confer any right on the Borrower, even if the described conditions for the Required Lenders' election may be met.)

      SECTION 8.3.      Remedies. Upon the occurrence and during the continuance of an Event of Default, the Agent may foreclose the security interests created pursuant to the Credit Documents by any available judicial procedure, or take possession of any or all of the Collateral without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same. Any Lender may bid or become a purchaser at any sale, free from any right of redemption, which right is expressly waived by the Borrower. If notice of intended disposition of any Collateral is required by law, it is agreed that five (5) Business Days notice shall constitute reasonable notification. The Borrower will make the Collateral available to the Agent as the Agent may specify, and will make available to the Agent the premises and facilities of the Borrower for the purpose of the Agent's taking possession of, removing or putting the Collateral in saleable form.

      SECTION 8.4.      Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender may have under contract or applicable law, upon the occurrence of any Event of Default, and whether or not any Lender has made any demand or the Obligations of the Borrower have matured, each Lender shall have the right to appropriate and apply to the payment of the Obligations of the Borrower all deposits and other obligations then or thereafter owing by such Lender to the Borrower. Each Lender exercising such rights shall notify the Agent thereof and any amount received as a result of the exercise of such rights shall be shared in accordance with Section 2.5.

      SECTION 8.5.      License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof, if any, or any Requirements of Law, the Agent is hereby granted a license to use all computer software programs, data bases, processes and materials used by either Borrower in connection with its businesses or in connection with the Collateral. The Agent agrees not to use any such license prior to the occurrence of an Event of Default without giving the applicable Borrower prior notice.

      SECTION 8.6.      No Marshalling; Deficiencies; Remedies Cumulative. Except as otherwise set forth herein, the net cash proceeds resulting from the Agent's exercise of any of the foregoing rights against any Collateral (after deducting all of the Agent's Expenses related thereto) shall be applied by the Agent to the payment of the Obligations to the Agent and the Lenders, whether due or to become due, in such order as the Agent may elect. The Borrower shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent and the Lenders in turn agree to remit to the Borrower or its successors or assigns, any surplus resulting therefrom. The foregoing remedies are not intended to be exhaustive and the full or partial exercise of any of them shall not preclude the full or partial exercise of any other available remedy under the Agreement, under any other Credit Document, at equity or at law.

ARTICLE IX.

THE AGENT

      SECTION 9.1.      Appointment of Agent.
      (a)      Each Lender hereby designates Holiday Retirement Consulting Services LLC as its Agent and irrevocably authorizes the Agent to take action on its behalf under the Credit Documents, to exercise the powers and perform the duties described therein, and to exercise such other powers reasonably incidental thereto. The Agent may perform any of its duties through its agents or employees.
      (b)      Other than the Borrower's rights under Section 9.8, this Article IX is for the benefit of the Agent and the Lenders only. The Agent shall act only for the Lenders and assumes no obligation to or agency or trust relationship with the Borrower.

      SECTION 9.2.      Nature of Duties of Agent. The Agent has no duties or responsibilities except those expressly set forth in the Credit Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted hereunder or in connection herewith. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have a fiduciary relationship to any Lender or any participant of any Lender.

      SECTION 9.3.      Lack of Reliance on Agent. Independently and without reliance upon the Agent, each Lender has made and shall continue to make its own independent investigation and analysis of the content and validity of the Credit Documents or of the performance and creditworthiness of the Borrower thereunder. The Agent assumes no responsibility and undertakes no obligation to make inquiry with respect to such matters, unless specifically requested to do so in writing by a Lender.

      SECTION 9.4.      Certain Rights of the Agent. The Agent may request instructions from the Required Lenders at any time. If the Agent requests instructions from the Required Lenders with respect to any action or inaction, the Agent shall be entitled to await instructions from the Required Lenders before such action or inaction. No Lender shall have any right of action based upon the Agent's action or inaction in response to instructions from the Required Lenders.

      SECTION 9.5.      Reliance by Agent. The Agent may rely upon written or telephonic communication it believes to be genuine and to have been signed, sent or made by the proper person. The Agent may obtain the advice of legal counsel (including, for matters concerning the Borrower, counsel for the Borrower), independent public accountants and other experts selected by it and shall have no liability for action or inaction in good faith based upon such advice.

      SECTION 9.6.      Indemnification of Agent. To the extent the Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Agent, to the extent of its Proportionate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all Expenses) which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder or otherwise relating to the Credit Documents, unless resulting from the Agent's gross negligence or willful misconduct.

      SECTION 9.7.      The Agent in its Individual Capacity. In its individual capacity, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise them as though it was not performing the duties specified herein. The terms "Lenders," "Required Lenders," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

      SECTION 9.8.      Successor Agent.
      (a)      The Agent may, upon five (5) Business Days' notice to the Lenders and the Borrower, resign by giving written notice thereof to the Lenders and the Borrower. The Agent's resignation shall be effective upon the appointment of a successor Agent.
      (b)      Upon receipt of the Agent's resignation, the Required Lenders may appoint a successor Agent. Unless an Event of Default shall have occurred and be continuing at the time of such appointment, the successor Agent shall be subject to approval by the Borrower, which approval shall not to be unreasonably withheld or delayed, and shall be delivered to the Required Lenders within five (5) Business Days after the Borrower's receipt of notice of a proposed successor Agent. If a successor Agent has not accepted its appointment within fifteen (15) Business Days, then the resigning Agent may, on behalf of the Lenders, appoint a successor Agent.

      (c)      Upon its acceptance of the agency hereunder, a successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations under this Agreement. The resigning Agent shall continue to have the benefit of this Article IX for any action or inaction while it was Agent.

      SECTION 9.9.      Collateral Matters.
      (a)      Each Lender authorizes and directs the Agent to enter into the Credit Documents for the benefit of the Lenders. Except as otherwise set forth herein, any action or exercise of powers by the Required Lenders under the Credit Documents, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Prior to an Event of Default, without notice to or consent from any Lender, the Agent may take any action necessary or advisable to perfect and maintain the perfection of the Liens upon the Collateral.
      (b)      The Agent is authorized to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations, (ii) upon receipt of the proceeds of sales of the Collateral permitted hereunder or (iii) if the release can be and is approved by Lenders owed or holding in the aggregate more than 75% of the aggregate principal amount of the Obligations. The Agent may request and the Lenders will provide confirmation of the Agent's authority to release particular types or items of Collateral.
      (c)      The Agent shall have no obligation to assure that the Collateral exists or is owned by the Borrower or that such Collateral is cared for, protected or insured, or that the Liens in the Collateral have been created, perfected, or have any particular priority. With respect to the Collateral, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders, and it shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct. Without limitation of the foregoing, each Lender authorizes the Agent to incorporate, form or organize any Person to receive, hold or dispose of any Collateral in its own name, and any such Person shall also be deemed to be an Agent hereunder.

      SECTION 9.10.      Actions with Respect to Defaults. In addition to the Agent's right to take actions on its own accord as permitted under this Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders. Until the Agent shall have received such directions, the Agent may act (or not act) as it deems advisable and in the best interests of the Lenders.

ARTICLE X.

COLLATERAL SECURITY AND ADEQUATE PROTECTION

      SECTION 10.1.      Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Obligations and to induce the Agent and the Lenders to make the Loans in accordance with the terms hereof, the Borrower hereby assigns, creates, grants, conveys, mortgages, pledges, hypothecates and transfers to the Agent, for its benefit and the ratable benefit of the Lenders, priority liens and security interests, subject only to Permitted Liens, in the Collateral, and all products, offspring, rents, issues, profits, returns, income and proceeds of and from any and all of the Collateral (including all payments under insurance, whether or not the Agent is the loss payee thereof), or any indemnity, warranty or guarantee, payable by reason of loss or damage to or otherwise with respect to any of the Collateral.

      SECTION 10.2.      Delivery of Pledged Property. All certificates or instruments representing or evidencing any Collateral, shall be delivered to and held by or on behalf of the Agent pursuant hereto, shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank.

      SECTION 10.3.      Continuing Security Interest. This Article shall create a continuing security interest in the Collateral and shall
      (a)      remain in full force and effect until payment in full of all Obligations,
      (b)      be binding upon the Borrower, its successors, transferees and assigns, and
      (c)      inure, together with the rights and remedies of the Agent hereunder, to the Agent for its benefit and for the ratable benefit of the Lenders.

      SECTION 10.4      Borrower Remains Liable. Anything herein to the contrary notwithstanding
      (a)      the Borrower shall remain liable under the contracts and agreements included in the Collateral assigned by it hereunder to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements,
      (b)      the exercise by the Agent of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral assigned by it hereunder, and
      (c)      neither the Agent nor any Lender shall have any obligation or liability under any such contracts or agreements included in the Collateral, nor shall the Agent or any Lender be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

      SECTION 10.5      Security Interest Absolute. All rights of the Agent and the Lenders and the security interests granted to the Agent for its benefit and for the ratable benefit of the Lenders hereunder, and all obligations of the Borrower hereunder, shall be absolute and unconditional, irrespective of
      (a)      any lack of validity or enforceability of this Agreement, any Note or any other Credit Document;

      (b)      the failure of any Lender
      (i)      to assert any claim or demand or to enforce any right or remedy against either Borrower or any other Person under the provisions of this Agreement, any Note, any other Credit Document or otherwise, or
      (ii)      to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Obligations;

      (c)      any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations or any other extension, compromise or renewal of any of the Obligations;
      (d)      any reduction, limitation, impairment or termination of any of the Obligations of the Borrower or any other Person for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and the Borrower hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations of the Borrower, any other Person or otherwise;
      (e)      any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of this Agreement, any Note or any other Credit Document;
      (f)      any addition, exchange, release, surrender or non-perfection of any collateral (including the Collateral), or any amendment to or waiver or release of or addition to or consent to departure from any guarantee, for any of the Obligations; or
      (g)      any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, either Borrower, any other Person, any surety or any guarantor.

      SECTION 10.6.      Agent Appointed Attorney-in-Fact. The Borrower hereby irrevocably appoints the Agent as its attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time in the Agent's discretion, to take any action and to execute any instrument which the Agent may deem necessary or advisable to accomplish the purposes of this Section.

      SECTION 10.7.      Perfection of Security Interests, Mortgages and Liens. At the request of the Agent, the Borrower shall execute and deliver to the Lenders documentation satisfactory to the Lenders (or counsel to the Lenders) evidencing the security interests, mortgages and liens granted hereby and providing for the perfection of such security interests, mortgages and liens, and the automatic stay provisions of section 362 of the Bankruptcy Code are modified to permit the execution, delivery and filing of such documentation; provided that no such documentation shall be required as a condition to the validity, priority or perfection of any of the security interests, mortgages or liens created pursuant to this Agreement which security interests and liens shall be deemed valid and properly perfected upon entry of the Interim Financing Order. The claims arising under this Agreement shall constitute in accordance with section 364(c)(1) of the Bankruptcy Code, a claim having priority over any and all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code (except as set forth in Section 5.7 hereof).

      SECTION 10.8.      Release of Collateral. Upon the indefeasible satisfaction in full by the Borrower of all of the Obligations, the liens, security interests and mortgages granted pursuant to this Agreement shall terminate and the Borrower shall be entitled, upon its request and at its expense, to receive appropriate instruments of release and satisfaction.

ARTICLE XI.

MISCELLANEOUS

      SECTION 11.1.      GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CREDIT DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICTS OF LAWS PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK.

      SECTION 11.2.      SUBMISSION TO JURISDICTION. ALL DISPUTES (OTHER THAN DISPUTES SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT) AMONG THE BORROWER AND THE LENDERS (OR THE AGENT ACTING ON THEIR BEHALF), WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE AND FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, AND THE COURTS TO WHICH AN APPEAL THEREFROM MAY BE TAKEN; PROVIDED, HOWEVER, THAT THE AGENT, ON BEHALF OF THE LENDERS, SHALL HAVE THE RIGHT, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN ANY LOCATION REASONABLY SELECTED BY THE AGENT IN GOOD FAITH TO ENABLE THE AGENT TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE AGENT. THE BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS, SETOFFS OR CROSS-CLAIMS IN ANY PROCEEDING BROUGHT BY THE AGENT. THE BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE AGENT HAS COMMENCED A PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON FORUM NON CONVENIENS.

      SECTION 11.3.      SERVICE OF PROCESS. THE BORROWER HEREBY IRREVOCABLY DESIGNATES YOUNG CONAWAY STARGATT & TAYLOR, LLP AS THE DESIGNEE, APPOINTEE AND AGENT OF THE BORROWER TO RECEIVE, FOR AND ON BEHALF OF THE BORROWER, SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH AGENT AT ITS ADDRESS WILL BE PROMPTLY FORWARDED BY MAIL TO THE BORROWER, BUT FAILURE OF THE BORROWER TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS.

      SECTION 11.4.      JURY TRIAL. THE BORROWER, THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY. INSTEAD, ANY DISPUTES WILL BE RESOLVED IN A BENCH TRIAL.

      SECTION 11.5.      LIMITATION OF LIABILITY. NEITHER THE AGENT NOR ANY LENDER SHALL HAVE ANY LIABILITY TO THE BORROWER (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) FOR LOSSES SUFFERED BY THE BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, UNLESS IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON THE AGENT OR ANY SUCH LENDER, THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

      SECTION 11.6.      Delays. No delay or omission of the Agent or the Lenders to exercise any right or remedy hereunder shall impair any such right or operate as a waiver thereof.

      SECTION 11.7.      Notices. Except as otherwise provided herein, all notices and correspondences hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, if to the Agent or any of the Lenders, then to the addresses set forth opposite the name of the Agent or such Lender in Annex I; and if to the Borrower, then to the Borrower at 10000 Innovation Drive, Milwakee, WI 53226, Attention: Patrick Kennedy, or by facsimile transmission, promptly confirmed in writing sent by first class mail, if to the Agent, or any of the Lenders, at the fax number set forth opposite the name of the Agent or such Lender in Annex I, and if to the Borrower at (414) 918-5080. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three Business Days after being postmarked, (ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (iii) if sent by telex or facsimile transmission, when receipt of such transmission is acknowledged.

      SECTION 11.8.      Assignments and Participations.
      (a)      Borrower Assignment. The Borrower shall not assign this Agreement or any of the Credit Documents, or any rights or obligations hereunder, without the prior written consent of the Agent.
      (b)      Lender Assignments. Each Lender may assign to one or more banks or other financial institutions or other Persons all or a portion of its rights and obligations under this Agreement, the Notes and the other Credit Documents, with the consent of the Agent and each of the Lenders and concurrent notice to the Borrower, but without the consent of the Borrower (except to the extent that the assignor may seek to be released from its Commitment or other obligations hereunder), and upon execution and delivery to the Agent, for its acceptance and recording in the Register (as defined below), of an agreement in substantially the form of Exhibit C (an "Assignment and Assumption Agreement"), together with surrender of any Note or Notes subject to such assignment and the payment to the Agent of a processing and recordation fee of $3,500. No such assignment shall be for less than $2,000,000 (or the entire amount of such Lender's Commitment, if less) of the Commitments unless it is to another Lender. (This Section does not apply to branches and Affiliates of a Lender, it being understood that a Lender may make, carry or transfer Loans at or for the account of any of its branch offices or Affiliates without consent of the Borrower, the Agent or any other Lender.)

      (c)      Agent's Register. The Agent shall maintain a register of the names and addresses of the Lenders, their Commitments, and the principal amount of their Loans (the "Register"). The Agent shall also maintain a copy of each Assignment and Assumption Agreement delivered to and accepted by it and modify the Register to give effect to each Assignment and Assumption Agreement. Upon its receipt of each Assignment and Assumption Agreement and surrender of the affected Note or Notes, the Agent will give prompt notice thereof to the Borrower and deliver to the Borrower a copy of the Assignment and Assumption Agreement and the surrendered Note or Notes. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent a new Note or Notes to the order of the assignee in the amount of the Commitment or Commitments assumed by it and to the assignor in the amount of the Commitment or Commitments retained by it, if any. Such new Note or Notes shall re-evidence the Indebtedness outstanding under the surrendered Note or Notes and shall be dated as of the Closing Date. The Agent shall be entitled to rely upon the Register exclusively for purposes of identifying the Lenders hereunder.
      (d)      Lender Participations. Each Lender may sell participations (without the consent of the Agent, the Borrower or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Agreement, the Notes and the other Credit Documents. Notwithstanding a Lender's sale of a participation interest, its obligations hereunder shall remain unchanged. The Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender. No participant shall have rights to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would (i) increase the Commitment of the Lender from whom the participant purchased its participation interest; (ii) reduce the principal of, or rate or amount of interest on the Loans subject to such participation, (iii) postpone any date fixed for any payment of principal of, or interest on, the Loans subject to the participation interest, and (iv) release any guarantor of the Obligations or all or a substantial portion of the Collateral, other than when otherwise permitted hereunder.

      SECTION 11.9.      Confidentiality. Each Lender agrees that it will use its reasonable efforts not to disclose without the prior consent of the Borrower any information with respect to the Borrower which is furnished pursuant to this Agreement and which is designated by the Borrower to the Lenders in writing as confidential, provided, that any Lender may disclose any such information (a) to its employees, auditors, or counsel, or to another Lender if the disclosing Lender or such disclosing Lender's holding or parent company in its sole discretion determines that any such party should have access to such information, (b) as has become generally available to the public, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (e) in order to comply with any Requirement of Law, and (f) to any prospective or actual transferee or participant which has agreed to be bound by the provisions of this Section 11.9 in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender.

      SECTION 11.10.      Indemnification; Reimbursement of Expenses of Collection. The Borrower hereby indemnifies and agrees to defend and hold harmless the Agent and each of the Lenders and their respective directors, officers, agents, employees and counsel from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of (a) any litigations, investigations, claims or proceedings which arise out of or are in any way related to (i) this Agreement or the transactions contemplated thereby, (ii) any actual or proposed use by the Borrower of the proceeds of the Loans or (iii) the Agent's or the Lenders' entering into this Agreement, the other Credit Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (b) any remedial or other action taken by the Borrower or any of the Lenders in connection with compliance by the Borrower or any of its properties, with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines. In addition, the Borrower shall, upon demand, pay to the Agent and any Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent or such Lender in (i) enforcing or defending its rights under or in respect of this Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (ii) in collecting the Loans, (iii) in foreclosing or otherwise collecting upon the Collateral or any part thereof and (iv) obtaining any legal, accounting or other advice in connection with any of the foregoing.

      SECTION 11.11.      Amendments and Waivers. No amendment or waiver of any provision of this Agreement, any part of Schedule B, or any other Credit Document shall be effective unless in writing and signed by the Required Lenders (or by the Agent on their behalf), except that:
      (a)      the consent of all the Lenders is required to (i) increase the Commitments, (ii) reduce the principal of, or interest on, the Notes or any Fees hereunder (other than Fees that are exclusively for the account of the Agent), (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Notes or any Fees hereunder, (iv) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Required Lenders to take any action hereunder, (v) amend or waive this clause (a) of Section 11.11, or change the definition of Required Lenders or (vi) except as otherwise expressly provided in this Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Borrower permitted under this Agreement, release any Liens in favor of the Lenders on any of the Collateral; and

      (b)      the consent of the Agent shall be required for any amendment, waiver or consent affecting the rights or duties of the Agent under any Credit Document, in addition to the consent of the Lenders otherwise required by this section.

The consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article IX (other than Section 9.8). The Borrower and the Lenders hereby authorize the Agent to modify this Agreement by unilaterally amending or supplementing Annex I to reflect assignments of the Commitments.

      SECTION 11.12.      Counterparts and Effectiveness. This Agreement and any waiver of amendment hereto may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent pursuant to Section 11.7 or, in the case of the Lenders, shall have given to the Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

      SECTION 11.13.      Severability. In case any provision in or obligation under this Agreement or the Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

      SECTION 11.14.      Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Agreement or in any other Credit Document, the Borrower, the Agent and the Lenders hereby agree that all agreements among them under this Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrower to the Agent or any Lender, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread throughout the full term of such Indebtedness, until payment in full thereof, so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Agreement and all agreements among the Borrower, the Agent and the Lenders.

      SECTION 11.15.      Entire Agreement; Successors and Assigns. This Agreement and the other Credit Documents constitute the entire agreement among the Borrower, the Agent, and the Lenders, supersedes any prior agreements among them, and shall bind and benefit the Borrower, and the Lenders and their respective successors and permitted assigns. In the event that the terms of this Agreement or the Credit Documents conflict with the terms of the Interim Financing Order or the Permanent Financing Order, the terms of such Interim Financing Order or Permanent Financing Order, as applicable, shall govern and control.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

BORROWER:

ALTERRA HEALTHCARE CORPORATION,

By:      MARK OHLENDORF
Title:     Senior Vice President

AGENT:

HOLIDAY RETIREMENT CONSULTING
SERVICES LLC,
As Agent

By:     NORMAN L. BRENDEN
 Title:     Manager

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

LENDERS:

HBK MASTER FUND, L.P.

By:     WILLIAM E. ROSE
Title:     Authorized Signatory

HOLIDAY RETIREMENT CONSULTING
SERVICES LLC

By:      NORMAN L. BRENDEN
Title:     Manager

THE TORONTO-DOMINION BANK

By:     NATALIE TOWNSEND
 Title:     Senior Vice President

ELSA D. PRINCE LIVING TRUST

By:     ELSA PRINCE BROEKHUIZEN
Title:     Trustee

ROBERT HAVEMAN TRUST

By:     ROBERT HAVEMAN
 Title:     Trustee

ANNEX I

List of Lenders and Commitment Amounts
Lender	Address	Facsimile Number	Commitment Amounts
HBK Master Fund, L.P.	300 Crescent Court Dallas, Texas 75201 U.S.A.	(817) 870-6190	$5,000,000
Holiday Retirement Consulting Services LLC	2250 McGilchrist Street, S.E. Salem, Oregon 97302 U.S.A.	(503) 375-7644	$5,000,000
The Toronto-Dominion Bank	66 Wellington Street West Toronto Dominion Tower Toronto Dominion Centre Toronto Ontario M5K 1A2 CANADA	(416) 982-5045	$2,500,000
Elsa D. Prince Living Trust	190 South River Avenue Holland, Michigan 49423 U.S.A.	phone: (616) 494-8100	$2,000,000
Robert Haveman Trust	190 South River Avenue Holland, Michigan 49423 U.S.A.	phone: (616) 494-8100	$500,000
	Total Commitments		$15,000,000

EXHIBIT A

FORM OF NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE DIP CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE AGENT PURSUANT TO THE TERMS OF SUCH DIP CREDIT AGREEMENT.

$____________     New York, New York

     January __, 2003

FOR VALUE RECEIVED, the undersigned, ALTERRA HEALTHCARE CORPORATION, a corporation organized under the laws of Delaware (the "Borrower"), hereby unconditionally promises to pay to ____________________ (the "Lender") or its registered assigns (as hereinafter defined) in lawful money of the United States and in immediately available funds, on the Expiration Date the principal amount of (a) ______________DOLLARS ($_____), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.2 of the DIP Credit Agreement. The Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 3.1 and 3.2 of the DIP Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Loan made pursuant to the DIP Credit Agreement and the date and amount of each payment or prepayment of principal thereof, and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Loan.

This Note (a) is one of the Notes referred to in the Debtor-In-Possession Credit Agreement is dated as of January __, 2003, among Alterra Healthcare Corporation, a Delaware corporation (the "Borrower"), each person identified as a "Lender" on Annex I (together with its successors and assigns, a "Lender" and collectively, the "Lenders"), and Holiday Retirement Consulting Services LLC, acting as agent for the Lenders (the "Agent") (as amended, supplemented or otherwise modified from time to time the "DIP Credit Agreement"), (b) is subject to the provisions of the DIP Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the DIP Credit Agreement. This Note is secured as provided in the Credit Documents. Reference is hereby made to the Credit Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security, the terms and conditions upon which the security interests were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the DIP Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the DIP Credit Agreement and used herein shall have the meanings given to them in the DIP Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 11.8 OF THE DIP CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ALTERRA HEALTHCARE CORPORATION

By:
Name:
Title:

Schedule 1
to EXHIBIT A

LOANS AND REPAYMENTS

Date	Amount of Loans	Interest With Respect Thereto	Amount of Principal Repaid	Unpaid Principal Balance of Loans	Notation Made By

EXHIBIT B

FORM OF NOTICE OF BORROWING

Holiday Retirement Consulting Services LLC,
as Agent
2250 McGilchrist Street
Salem, Oregon 49423

Attention: [_____________]

ALTERRA HEALTHCARE CORPORATION

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Debtor-In-Possession Credit Agreement, dated as of January 22, 2003 (as amended, supplemented, amended and restated or otherwise modified from time to time, the "DIP Credit Agreement"), among the Borrower, the various persons from time to time parties thereto as Lenders and Holiday Retirement Consulting Services LLC, as the Agent for the Lenders. Terms used herein, unless otherwise defined herein, have the meanings provided in the DIP Credit Agreement.

The Borrower hereby requests that a Loan be made in the aggregate principal amount of $_______________ on __________ ___, 200_.

The Borrower hereby acknowledges that, pursuant to Section 4.2 of the DIP Credit Agreement, each of the delivery of this Notice of Borrowing and the acceptance by the Borrower of the proceeds of the Loans requested hereby constitutes a representation and warranty by the Borrower that, on the date of the making of such Loans, and before and after giving effect thereto and to the application of the proceeds therefrom, all statements set forth in Article V of the DIP Credit Agreement are true and correct in all material respects.

The Borrower agrees that if prior to the time of the borrowing requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Agent. Except to the extent, if any, that prior to the time of the borrowing requested hereby the Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct at the date of such borrowing as if then made.

Please wire transfer the proceeds of the Borrowing to the accounts of the following persons at the financial institutions indicated respectively:

Amount to be Transferred	Person to be Paid Name Account No.		Name, Address, etc. of Transferee Lender
$______________	_________________	______________	_________________ _________________ _________________ Attn:_____________

$______________	_________________	______________	_________________ _________________ _________________ Attn:_____________

Balance of such proceeds	The Borrower	______________	_________________ _________________ _________________ Attn:_____________

IN WITNESS WHEREOF, the undersigned has caused this Notice of Borrowing to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this _____ day of __________, _____.

ALTERRA HEALTHCARE CORPORATION

By
     Name:
     Title:

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Reference is made to the DEBTOR-IN-POSSESSION CREDIT AGREEMENT is entered into as of January 22, 2003, among ALTERRA HEALTHCARE CORPORATION, a Delaware corporation (the "Borrower") each person identified as a "Lender" on Annex I (together with its successors and assigns, a "Lender" and collectively, the "Lenders"), and Holiday Retirement Consulting Services LLC, acting as agent for the Lenders (the "Agent") (the "DIP Credit Agreement").

The Assignor identified on Schedule l hereto (the "Assignor") and the Assignee identified on Schedule l hereto (the "Assignee") agree as follows:

      1.     The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the "Assigned Interest") in and to the Assignor's rights and obligations under the DIP Credit Agreement with respect to the credit facility contained in the DIP Credit, as set forth on Schedule 1 hereto.

      2.      The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the DIP Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the DIP Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) with respect to the Borrower, makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the DIP Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Interest and (i) requests that the Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Interest, requests that the Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date described in Schedule 1 hereof).

      3.      The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the DIP Credit Agreement, together with copies of the financial statements delivered pursuant to subsection 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the DIP Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the DIP Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the DIP Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the DIP Credit Agreement are required to be performed by it as a Lender.

      4.     The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the "Effective Date"). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance by it and recording by the Agent pursuant to the DIP Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Agent, be earlier than five Business Days after the date of such acceptance and recording by the Agent).

      5.      Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.]

      6.      From and after the Effective Date, (a) the Assignee shall be a party to the DIP Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the DIP Credit Agreement.

      7.      This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance

Name of Assignor: _______________________

Name of Assignee: _______________________

Effective Date of Assignment: ______________

Assigned Interest	Principal Amount Assigned	Commitment Percentage Assigned[1]
	$__________	________%

__________________________________ [Name of Assignor]		_________________________________ [Name of Assignee]

By: _______________________________ Title: ______________________________		By: ______________________________ Title: ____________________________

Consented to:

HOLIDAY RETIREMENT CONSULTING
SERVICES LLC, as Agent

By:
 Title:

EXHIBIT D

FORM OF INTERIM FINANCING ORDER

EXHIBIT E

FORM OF OPERATING BUDGET

Alterra Healthcare Corporation
Updated DIP Financing Budget
($ in thousands)

	Filing	Month 2	Month 3	Month 4	Month 5	Month 6	Total
Internal Professional Fees
YCST	$300	$120	$120	$120	$120	$120	$900
Rogers & Hardin	125	125	125	125	125	125	750
Silverman Consulting	100	100	100	100	100	100	600
Cohen & Steers	100	100	100	100	100	100	600
KPMG	25	25	25	25	25	25	150
Other	-	25	25	25	25	25	125
Sub-total	650	495	495	495	495	495	3,125

External Professional Fees
Senior Lenders	-	$250	$250	$250	$250	$250	$1,250
Lessors	-	40	40	40	40	40	200
Jr. Capital / Unsecured Claims	-	300	300	300	300	300	1,500
Sub-total	-	590	590	590	590	590	2,950

Total Professional Fees	650	1,085	1,085	1,085	1,085	1,085	6,075

	Filing	Month 2	Month 3	Month 4	Month 5	Month 6	Total
Potential Filing Impact to Working Capital
Constriction of Payables	$1,500	-	-	-	-	-	$1,500
Utility Deposits	500	-	-	-	-	-	500
Sub-total	2,000	-	-	-	-	-	2,000

Administrative and Other Misc. Expenses
Hiring fees and temporary workers	$33	$33	$33	$33	$33	$33	$200
Mail, postage, printing	33	33	33	33	33	33	200
BSI	-	-	-	-	75	75	150
DIP Financing Fees and Expenses	650	-	-	-	-	-	650
Employee retention/severance programs	-	-	-	-	-	725	725
Sub-total	717	67	67	67	142	867	1,925

Insurance
General liability	-	-	-	-	$1,000	-	$1,000
Workers Compensation	3,000	500	500	-	-	-	4,000
Sub-total	3,000	500	500	-	1,000	-	5,000

Grand Total	$6,367	$1,652	$1,652	$1,152	$2,227	$1,952	$15,000